Exhibit 5.1

Postfach 1548 | CH-8002 Zürich

TE Connectivity Ltd.

Mühlenstrasse 26

CH-8200 Schaffhausen

Switzerland

Zurich, 15 March 2024

Registration Statement on Form S-8

Dear Sir or Madam,

We act as Swiss counsel to TE Connectivity Ltd. (the "Company").

This opinion is being rendered at the request of the Company in connection with the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), on a registration statement on Form S-8 (the "Registration Statement") of 19,939,500 registered shares, par value CHF 0.57 per share, of the Company (the "Common Shares") which may be issued from time to time under the TE Connectivity Ltd. 2024 Stock and Incentive Plan (the "Plan", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have not investigated the laws of any jurisdiction other than Switzerland, and do not express an opinion on the laws of any jurisdiction other than Switzerland. We have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including certified extracts of the Commercial Register of the Canton of Schaffhausen, Switzerland (the "Commercial Register"), the Company’s certified articles of association dated March 15, 2023 (the "Articles"), and documents and confirmations filed with the Commercial Register by the Company.

Bär & Karrer	2

In so doing, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all the documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. We assume no obligation to advise you of any changes to this opinion that may come to our attention after the date hereof. Further, we assume that if any new Common Shares will be issued and delivered under the Plan, they will be issued (i) by way of an ordinary share capital increase in accordance with articles 650 et. seq. of the Swiss Code of Obligations ("CO") and the Articles, (ii) out of the capital band in accordance with articles 653s et seq. CO and the Articles, in particular Article 5, or (iii) out of conditional share capital in accordance with articles 653 et. seq. CO and the Articles, in particular Article 6. This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that each Common Share of the Company will be, when issued and delivered on the terms and conditions referred to herein and in the Plan, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours faithfully,

/s/ Bär & Karrer AG

Bär & Karrer AG